Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF PERMIAN BASIN ROYALTY TRUST APPEARS HERE]

PERMIAN BASIN ROYALTY TRUST ANNOUNCES SETTLEMENT OF BLACKBEARD LITIGATION

DALLAS, Texas, August 19, 2025 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today announced that it has reached a settlement agreement in connection with its litigation against Blackbeard Operating, LLC (“Blackbeard”), the operator of properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty. Pursuant to the lawsuit, the Trustee had sought to recover more than $9 million in damages it alleged resulted from Blackbeard’s failure to properly calculate and pay royalties due and owing to the Trust.

Pursuant to the settlement agreement, Blackbeard has agreed to pay the Trust $9,000,000, of which $4,500,000 will be paid to the Trust within 30 days, and the remainder of which will be paid in four equal installments of $1,125,000 quarterly during the 2026 calendar year.

Additionally, the settlement agreement established the overhead rate that may be charged to the Trust and permits Blackbeard to pass through third-party charges for salt water disposal and gathering and transportation, and charge technical labor on reservoir engineers using an agreed allocation methodology against the net overriding royalty. The parties also agreed that the Trust would not make future claims for lost volumes in the case of ordinary line loss (as defined by third party purchase agreements with purchasers). The Trust will have the option to conduct annual site audits, at its expense. The settlement agreement also set forth agreed reporting that Blackbeard will provide the Trustee going forward.

“We are pleased that we were able to resolve these claims in a way that provides value to Trust unitholders, as well as anticipated predictability with regard to how future royalty payments are calculated,” said Nancy Willis, Director of Royalty Trust Services of Argent Trust Company.

FORWARD-LOOKING STATEMENTS

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839